EXHIBIT 5.1

Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel

October 1, 2020
NICE Ltd. 13 Zarchin Street Ra'anana, 4310602 Israel

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of NICE Ltd. (the “Company”), relating to 5,823 of the Company’s Ordinary Shares, NIS 1.00 nominal value per share (the “Shares”), issuable upon the exercise of options under the Guardian Analytics, Inc. 2006 Stock Plan (the “2006 Plan”), which options were assumed by the Company pursuant to an Agreement and Plan of Merger dated as of June 3, 2020, by and among NICE Systems, Inc., a wholly owned subsidiary of the Company, NICE TUBE, Inc., a wholly owned subsidiary of NICE Systems, Inc., Guardian Analytics, Inc. and Fortis Advisors LLC.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares, when issued and paid for upon the exercise of options in accordance with the 2006 Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely, /s/ Goldfarb Seligman & Co. Goldfarb Seligman & Co.